THE FIRST TRUST COMBINED SERIES 341

                         TRUST AGREEMENT

                    Dated:  December 14, 2010

     This Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for The First Trust Combined Series 283 and subsequent Series, effective February 19, 2009" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                        WITNESSETH THAT:

     In   consideration  of  the  premises  and  of  the   mutual
agreements herein contained, the Depositor, the Trustee, the Evaluator, the Portfolio Supervisor and FTPS Unit Servicing Agent agree as follows:

                             PART I

             STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                             PART II

              SPECIAL TERMS AND CONDITIONS OF TRUST

      BUILD AMERICA BONDS PORTFOLIO, 10-20 YEAR, SERIES 13

     The following special terms and conditions are hereby agreed to:

     A.    The  Securities defined in Section 1.01(5)  listed  in
Schedule  A hereto have been deposited in trust under this  Trust
Agreement.

     B. The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust on the Initial Date of Deposit is the amount set forth under the caption "Fractional Undivided Interest in the Trust per Unit" in the section entitled "Summary of Essential Information" in the Prospectus.

     C. The number of units in a Trust on the Initial Date of Deposit referred to in Section 2.03 is set forth under the caption "Initial Number of Units" in the section entitled
"Summary of Essential Information" in the Prospectus.

     D. The approximate amount, if any, which the Trustee shall be required to advance out of its own funds and cause to be paid to the Depositor pursuant to the second sentence of Section 3.05 shall be the amount per Unit for each Trust that the Trustee agreed to reduce its fee or pay Trust Fund expenses set forth in the footnotes to the "Fee Table" for each Trust in the Prospectus times the number of units for such Trust referred to in Part II
H. of this Trust Agreement.

     E. For each Trust the First General Record Date and the amount of the second distribution of funds from the Interest Account shall be the record date for the Interest Account and the amount set forth under "Summary of Essential Information" in the Prospectus.

     F.    For each Trust the "First Settlement Date" is the date
set   forth   under   "Summary  of  Essential   Information-First
Settlement Date" for such Trust in the Prospectus.

     G. First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust and FTP Services LLC's compensation as referred to in Section 3.15 of the Standard Terms and Conditions of Trust shall collectively be an annual fee in the amount of $.81 Per Unit, payable to such of First Trust Advisors L.P. and/or FTP Services LLC as they, or either of them, shall from time to time direct by written notice to the Trustee.

     H.   The  Trustee's compensation as referred to  in  Section
6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.98 per Unit for Trusts with monthly distribution plans, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of Units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides service during less than the whole of such year). However, in no event, except as may otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation.

       I.   The  Initial  Date  of  Deposit  for  the  Trust   is
December 14, 2010.

      J. No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 5.02.

      K. No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

                            PART III

      A.    Article  IV of the Standard Terms and  Conditions  of
Trust shall be amended to add the following:

        "Section 4.06. Liability of Portfolio Supervisor. The Portfolio Supervisor shall be under no liability to the Unit holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture or for errors in judgment, but shall be liable only for its own willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder."

      B. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the last sentence of
Section 3.01 shall be replaced with the following:

          "As used herein, the Depositor's reimbursable expenses of organizing the Trust shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the costs of a portfolio consultant, if any, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses."

      C. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 1.01(8) shall be replaced with the following (shall be amended as follows):

        "'Securities' shall mean such of the interest-bearing, taxable obligations, including delivery statements relating to 'when-issued' and/or 'regular-way' contracts, if any, for the purchase of certain obligations and certified or bank check(s) or letter(s) of credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed in Schedule A of the Trust Agreement, additional Securities deposited pursuant to
     Section 2.01 hereof, and any obligations received in exchange, substitution or replacement for such obligations pursuant to Sections 3.08 and 3.14 hereof, as may from time to time continue to be held as a part of the Trust Fund."

      D. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.07 (i) shall be deleted.

      E. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.14(a) shall be replaced with the following (shall be amended as follows):

         "(a) The New Securities (i) shall be taxable bonds issued by states, counties, territories or municipalities of the United States or authorities or political subdivisions thereof, (ii) shall have a fixed maturity date (whether or not entitled to the benefits of any sinking, redemption, purchase or similar fund) not exceeding the date of maturity of the Special Securities they replace and not less than ten years after the date of purchase or, in the case of the Intermediate Trust, or a Short Intermediate Trust, not less than 5 years and 3 years, respectively, from the Date of Deposit, (iii) must be purchased at a price that results in a current return as of the Date of Deposit at least equal to that of the Special Securities they replace, (iv) must be purchased at a price that results in a yield to maturity as of the Date of Deposit at least equal to that of the Special Securities they replace, (v) shall be payable as to principal and interest in United States currency, and (vi) shall not be a "when, as and if issued" Security."

      F. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the last paragraph of
Section 3.14 shall be deleted in its entirety.

      G.    Section 3.15 of the Standard Terms and Conditions  of
Trust  is  hereby  amended by adding the following  as  paragraph
(a)(5) and renumbering the subsequent subparagraphs:

        "(5) The FTPS Unit Servicing Agent shall be responsible for all tax reporting required from time to time by applicable law and regulations with respect to holders of FTPS Units, and reporting of cost basis in respect of the FTPS Units of such holders (including, without limitation, reporting required by Section 6045(g) of the Internal Revenue Code of 1986, as amended)."

      H. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 2.03 is restated in full as follows:

           "Section 2.03. Issuance of Units. The Trustee hereby acknowledges receipt of the deposit referred to in Section
     2.01. Notwithstanding any provisions of the Indenture to the contrary, Units shall be held solely in uncertificated form evidenced by appropriate notation in the registration books of the Trustee, and no Unit holder shall be entitled to the issuance of a Certificate evidencing the Units owned by such Unit holder. The only permitted registered holders of Units shall be (i) Depository Trust Company (or its nominee, Cede & Co.), (ii) the FTPS Unit Servicing Agent or
     (iii) Unit holders who purchase or otherwise hold their Units through Advisor Direct ("Advisor Direct holders"); consequently, individuals who are not Advisor Direct holders or holders of FTPS Units must hold their Units through an entity which is a participant in Depository Trust Company.
     Except as provided by the preceding provisions of this paragraph, the rights specified in this Indenture of holders of Units evidenced by a Certificate shall apply to holders of Units held in uncertificated form."

      I. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.02 of the
Standard Terms is amended to add the following as the penultimate paragraph:

           "Cost-basis reporting for Unit holders who purchase or hold their Units through the First Trust Advisor Direct system ("Advisor Direct"). The Depositor shall maintain information required for the reporting of the cost basis of Advisor Direct holders (as defined in section 2.03) as may be required from time to time by applicable law (including, without limitation, Section 6045(g) of the Internal Revenue Code of 1986, as amended) and regulations, and the Depositor shall be responsible for the reporting of such information to the Advisor Direct holders, or if reporting by the Depositor is not permitted by applicable law or regulation or if the Depositor and Trustee otherwise agree that the Trustee shall report such information, the Depositor shall provide the Trustee such information as will permit the
     Trustee to provide required cost-basis information to the Advisor Direct holders and shall provide the information at such times and in such form as the Trustee may reasonably request. The Depositor will be solely responsible for the accuracy of such cost-basis information and the reporting thereof to Advisor Direct holders as provided above. The Trustee may rely conclusively upon the cost-basis information provided by the Depositor with respect to Advisor Direct holders, and shall be indemnified in accordance with Section 6.04 of the Indenture against any loss or liability, including any penalty or other charge imposed by any taxing authority in respect of such cost-basis information or reporting thereof made by the Depositor as provided in this paragraph."

      J.    Notwithstanding  anything  to  the  contrary  in  the
Standard  Terms and Conditions of Trust, Section  3.07  shall  be
amended   by  adding  the  following  immediately  after  Section
3.07(j):

           "(k)   that  such sale is necessary for the  Trust  to
     comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time."


     IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon, First Trust Advisors L.P. and FTP Services LLC have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

                              FIRST TRUST PORTFOLIOS L.P.,
                              Depositor


                              By    Jason T. Henry
                                    Senior Vice President


                              THE BANK OF NEW YORK MELLON,
                              Trustee


                              By    Joan A. Currie
                                    Managing Director
Attest:

Elizabeth A. Fernandes
Vice President

                              FIRST TRUST ADVISORS L.P.,
                              Evaluator


                              By    Jason T. Henry
                                    Senior Vice President


                              FIRST TRUST ADVISORS L.P.,
                              Portfolio Supervisor


                              By    Jason T. Henry
                                    Senior Vice President


                              FTP SERVICES LLC
                              FTPS Unit Servicing Agent


                              By    Jason T. Henry
                                    Senior Vice President



                  SCHEDULE A TO TRUST AGREEMENT

                 SECURITIES INITIALLY DEPOSITED

                               IN

               THE FIRST TRUST COMBINED SERIES 341



(Note: Incorporated herein and made a part hereof is the "Portfolio" as set forth for each Trust in the Prospectus.)